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                                                                    EXHIBIT 23.3



                      Consent of Independent Public Accountants

The Board of Directors
UFP Technologies, Inc.

We consent to the incorporation by reference in this Registration Statement on Form S-8, dated June 21, 2000, of our report dated February 25, 1999 relating to the consolidated balance sheet of UFP Technologies, Inc. and subsidiaries for the year ended December 31, 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the two-year period ended December 31, 1998, and all related schedules, which report appears in the Annual Report on Form 10-K of UFP Technologies, Inc. for the year ended December 31, 1999, and to the reference to our Firm in this Registration Statement.


KPMG LLP


Boston, Massachusetts
June 22, 2000